SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

 (Date of earliest event reported)

April 18, 2003

CSB Bancorp, Inc.

(Exact name of Registrant as specified in its Charter)

Ohio	0-21714	34-1687530
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification Number)

6 West Jackson Street, P.O. Box 232, Millersburg, Ohio	44654
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 674-9015

N/A

(Former name or former address, if changed since last report)

Item 7.  Financial Statements and Exhibits

(a)	Exhibits
	99.1	Quarterly report to shareholders for the period ended March 31, 2003.

Item 9.

The information contained in this Item 9 of this Current Report is being furnished pursuant to "Item 12. Results of Operations and Financial Condition" of Form 8-K in accordance with SEC Release Nos. 33-8216; 34-47583.

The information in this Current Report is being furnished and shall not be deemed "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

On April 18, 2003, CSB Bancorp, Inc. released a quarterly report to shareholders that included its financial statements for the period ended March 31, 2003.  A copy of the quarterly report to shareholders is attached to this report as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSB BANCORP, INC.

Date: April 28, 2003	By: /s/ C. JAMES BESS
C. James Bess Chairman, President and CEO

Exhibit 99.1

To our Shareholders:

The Company's unaudited net income for the first quarter of 2003 totaled $598,000, or $.23 per share.  This compares to net income of $376,000, or $.14 per share for the same period in 2002.  This represents a 59% increase quarter over quarter.  Net interest income increased by $324,000, or 13.4%.  At the same time, operating expenses decreased by $106,000, or 3.9%.  Total assets grew to $301.8 million, an increase of $13.6 million.  This was spurred by a growth in the loan portfolio, where net loans increased by $39.8 million, or 24% since March 31, 2002.

As a result of the continuing progress, the Company recently increased its quarterly dividend to $.12 per share, a 20% increase from the previous $.10 per share.  The book value per share is now $12.93.

The strategic problem solving and rebuilding objectives that were established 2 1/2 years ago to secure a prudent, safe and sound, profitable result for the Company's business activities have been achieved.  We believe the Company is now appropriately positioned to move on toward our objectives of continuing to improve earnings, efficiency, asset base, non-interest income, non-interest expense reduction, products and services enhancements, and market share; all aimed at enhancing shareholder value.

As a reminder, the Annual Meeting of Shareholders will be held at the Company's Operations Center on Wednesday, April 23, 2003 at 7:00 p.m.

Thank you for your ongoing loyalty and support.

/s/ C. JAMES BESS

C. James Bess
Chairman, President and CEO

QUARTERLY REPORT

MARCH 31, 2003

CSB

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

(000 OMITTED) EXCEPT SHARE DATA

	MARCH 31 2003 2002
ASSETS:
Cash and due from banks	$14,200	$8,917
Federal funds sold	-	12,387
Securities	69,240	85,175
Net loans	206,154	166,305
Premises & equipment, net	8,980	9,091
Other assets	3,204	6,279
TOTAL ASSETS	$301,778	$288,154
LIABILITIES:
Deposits	$233,617	$234,699
Securities sold under agreements to repurchase	13,276	13,841
Federal funds purchased	4,601	-
Other borrowings	15,045	5,975
Other liabilities	1,198	796
TOTAL LIABILITIES	$267,737	$255,311
SHAREHOLDERS’ EQUITY:
Common stock	$16,674	$16,674
Additional paid-in capital	6,414	6,414
Retained earnings	11,853	10,947
Treasury stock	(997)	(1,204)
Accumulated other comprehensive income	97	12
TOTAL SHAREHOLDERS’ EQUITY	$34,041	$32,843
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$301,778	$288,154

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

(000 OMITTED) EXCEPT SHARE DATA

	THREE MONTHS ENDED MARCH 31 2003 2002
INTEREST INCOME:
Interest & fees on loans	$3,173	$3,151
Interest on securities	777	1,102
Other interest income	9	61
TOTAL INTEREST INCOME	3,959	4,314
INTEREST EXPENSE:
Interest on deposits	1,027	1,794
Other interest expense	199	111
TOTAL INTEREST EXPENSE	1,226	1,905
Net interest income	2,733	2,409
Less provision (credit) for loan losses	(71)	-
Net interest income after provision for loan losses	2,804	2,409
Total other income	468	582
Total other expense	2,593	2,699
Federal income tax provision (credit)	81	(84)
NET INCOME	$598	$376
EARNINGS PER SHARE	$.23	$.14

FINANCIAL HIGHLIGHTS
(000 OMITTED) EXCEPT SHARE DATA

	MARCH 31 2003 2002
Assets	$301,778	$288,154
Net loans	206,154	166,305
Securities	69,240	85,175
Deposits	233,617	234,699
Shareholders’ equity	34,041	32,843
Net income	598	376
Earnings per share	.23	.14
Book value per outstanding share	12.93	12.49
*Quarterly price per share: High Low	18.50 16.50	20.00 16.75

*Includes transactions reported by market makers and private transactions known to the Company.

KEY RATIOS

	MARCH 31 2003 2002
Return on average assets	.82%	.52%
Return on average equity	7.11%	4.65%
Loan to deposit	89.34%	72.21%
Equity to assets	11.28%	11.40%

Copies of

CSB BANCORP, INC.

S.E.C. Filings may be obtained by writing:

A. Lee Miller, CFO

CSB BANCORP, INC.

6 West Jackson Street

Millersburg, Ohio  44654

(800) 654-9015 or 330-674-9015

Stock Symbol:  CSBB.OB

Website:  www.csb1.com